Exhibit 14.2

                        TECHNOLOGY RESEARCH CORPORATION

                               CODE OF ETHICS
                     FOR PRINCIPAL EXECUTIVES, FINANCIAL
                          AND ACCOUNTING OFFICERS

     Introduction. This Technology Research Corporation ("TRC") Code of Ethics for Principal Executives, Financial and Accounting Officers has been adopted by the Board of Directors of TRC to promote honest and ethical conduct, proper disclosure of financial information in TRC's periodic reports, and compliance with applicable laws, rules and regulations by TRC's senior officers who have financial responsibilities.

     TRC expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations to deter wrongdoing and abide by the TRC Code of Conduct and other policies and procedures adopted by TRC that govern the conduct of its employees.

     This Code of Ethics for Principal Executive Officers, Financial and Accounting Officers is intended to supplement the TRC Code of Conduct. The Principal Executives and Senior Financial Officers subject to this Code of Ethics will be designated and informed of such designation by TRC. As used in this Code, the term "Principal Executive Officer" or "Financial and Accounting Officer" means TRC's Chief Executive Officer, Chief Operating Officer and Chief

Financial Officer.

     Principles and Practices. In performing their duties, each Principal Executive Officer or Financial and Accounting Officer must:

     (1) maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in the TRC Code of Conduct;

     (2) promote full, fair, timely and accurate disclosure in all reports and other documents that TRC files with, or furnishes or submits, to the U.S. Securities and Exchange Commission, and national securities exchanges as well as other public communications and reports made by TRC;

     (3) promptly bring to the attention of his respective immediate supervisor and the Chairman of the Audit Committee any material information of which he may become aware that affects the disclosures made by TRC in its public filings, if such information is not already being adequately disclosed in public filings being prepared for TRC;

     (4) report to his respective immediate supervisor and the Chairman of the Audit Committee any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to any violation of this Code of Ethics;

     (5) comply with and take all reasonable actions to cause others to comply with applicable governmental laws, rules and regulations;

     (6) report all violations of this Code of Ethics by a Principal Executive Officer or Financial and Accounting Officer to his respective immediate supervisor and the Chairman of the Audit Committee,

     (7) promptly bring to the attention of the Chairman of the Audit Committee any evidence he may have concerning any (a) unethical behavior or dishonest or illegal acts in violation of the TRC Code of Conduct involving any management or other employee who has a significant role in TRC's financial reporting, disclosures or internal controls or (b) fraud, whether or not material, that involves management or other employees who have a significant role in TRC's financial reporting, disclosures or internal controls;

     (8) take all reasonable measures to protect the confidentiality of non-public information about TRC or its subsidiaries and their customers obtained or created in connection with their activities on behalf of TRC and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process; and

     (9) promptly report any possible violation of this Code of Ethics to his respective immediate supervisor and the Chairman of the Audit Committee.

      Accountability. The Principal Executives, Financial and Accounting Officers will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Principal Executive, Financial or Accounting Officer, their supervisor and/or TRC.

     Waiver. Any request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the TRC Audit Committee. Any waiver of this Code of Ethics will be disclosed promptly on Form 8-K or any other means approved by the U.S. Securities and Exchange Commission.

     Compliance. The TRC Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics or TRC Code of Conduct by any Principal Executive, Financial or Accounting Officer. Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the TRC Code of Conduct and to this Code of Ethics. Should any Principal Executive, Financial or Accounting Officer choose to report a possible violation of this Code of Ethics or the TRC Code of Conduct, he may choose to remain anonymous by filing a report in accordance with the procedures established in the TRC Code of Conduct.

Personal Commitment to the TRC Code of Ethics for Principal Executives, Financial and Accounting Officers:

     I acknowledge that I have received and read the TRC Code of Ethics for Principal Executives, Financial and Accounting Officers, dated May 3, 2004 and understand my obligations as an employee to comply with the Code of Ethics.

     I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Signed copies are on file located at the Company's Corporate Headquarters.

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